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                                                               EXHIBIT 99.6

                                                       SUBSCRIPTION AGENT
                                                       AGREEMENT dated _______,
                                                       2001 between MEDIS
                                                       TECHNOLOGIES LTD., a
                                                       Delaware corporation,
                                                       with offices at 805 Third
                                                       Avenue, New York, New
                                                       York 10022 (the
                                                       "Company") and AMERICAN
                                                       STOCK TRANSFER & TRUST
                                                       COMPANY, a New York
                                                       limited purpose trust
                                                       company, with offices at
                                                       59 Maiden Lane, New York,
                                                       New York 10038, as
                                                       subscription agent (the
                                                       "Agent").


         The Company is making an offer to issue (the "Offering") to the holders of record (the "Stockholders") of its outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), the right to subscribe for and purchase newly issued shares of Common Stock (the "Rights"), as described in and upon such terms as are set forth in the prospectus (the "Prospectus") included in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission, as amended by any amendment filed with respect thereto (the "Registration Statement"), a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

         The Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the Offering, all upon the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF SUBSCRIPTION AGENT. The Company hereby appoints the Agent to act as subscription agent in connection with the Offering in accordance with the terms set forth in this Agreement and the Agent hereby accepts such appointment.

2. FORM AND EXECUTION OF SUBSCRIPTION CERTIFICATES. The certificates or other evidences of subscription rights, in the form designated by the Company (the "Subscription Certificates"), shall be irrevocable and non-transferable. The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof

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(each of whom shall be deemed a "Stockholder" hereunder for purposes of determining the rights of holders of Subscription Certificates). Each Subscription Certificate shall, subject to the provisions thereof, entitle the Stockholder in whose name it is recorded to subscribe during the subscription period set forth in the Prospectus, upon payment of the subscription price set forth in the Prospectus, (i) for shares of Common Stock at the rate of one share of Common Stock for each whole Right evidenced by the Subscription Certificate (the "Basic Subscription Privilege") and (ii) for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available on the basis specified in the Prospectus; provided, however, that such Stockholder has exercised its Basic Subscription Privilege in full (the "Oversubscription Privilege").

3. RIGHTS AND ISSUANCE OF SUBSCRIPTION CERTIFICATES.

     3.1 Each Subscription Certificate shall evidence the Rights of the Stockholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

     3.2 Upon the written advice of the Company, signed by any of its duly authorized officers, as to the record date for determining Stockholders entitled to participate in the Offering (the "Record Date"), the Agent shall, from a list of the Stockholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Stockholders, setting forth the number of Rights to subscribe for the Common Stock calculated on the basis of a ratio to be set forth in the Prospectus and provided to the Agent by the Company for such purpose. The number of Rights that are issued to Stockholders will be rounded upwards or downwards, as appropriate, by the Agent, to the nearest number of whole Rights, as fractional Rights will not be issued. Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually by or by facsimile signature of a duly authorized officer of the Agent.

     3.3 Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver, or cause to be delivered, (i) by first class mail, the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate (collectively, the

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"Offering Documents"), to all Stockholders with record addresses in the United
States (including its territories and possessions and the District of Columbia) and Canada; provided, however, that the Agent shall not deliver the Offering Documents to any Stockholder upon notice to the Agent that such Stockholder has a record address in a jurisdiction in the United States (including its territories and possessions and the District of Columbia) or Canada where the offering is or would be unlawful (the "Other Jurisdictions"), (ii) by first class mail, a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, but not Subscription Certificate (collectively, the "Alternate Documents"), to all Stockholders with record addresses in Other Jurisdictions ("Other Continental Stockholders") and (iii) by air mail, a copy of the Alternate Documents to Stockholders whose record addresses are outside the United States (including its territories and possessions and the District of Columbia) and Canada (collectively with the Other Continental Stockholders, "Other Stockholders"). The Agent will hold Subscription Certificates for the account of any Other Stockholder, subject to such Other Stockholder making satisfactory arrangements with the Agent for the exercise of the Rights evidenced thereby, and follow the instructions of such Other Stockholder for the exercise of such Rights if such instructions are received by the Expiration Date (as hereinafter defined).

4. EXERCISE.


     4.1 Stockholders may acquire shares of Common Stock under their Basic Subscription and Oversubscription Privileges by delivering to the Agent as specified in the Prospectus (i) the Subscription Certificate with respect thereto, duly executed by such Stockholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the purchase price as disclosed in the Prospectus for each share of Common Stock subscribed for by exercise of such Basic Subscription and Oversubscription Privileges, in U.S. dollars by wire transfer of immediately available funds or by money order or check drawn on a bank in the United States, in each case payable to the order of the Agent, as Subscription Agent.

     4.2 Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (the "Expiration Date"). For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be

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deemed to occur when such materials are received by the Agent as specified in the Prospectus.

     4.3 Notwithstanding the provisions of Section 4.1 and 4.2 regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives
(i) a Notice of Guaranteed Delivery by facsimile or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of a properly completed and executed Subscription Certificate and (ii) full payment for the Common Stock, then such exercise of Basic Subscription and Oversubscription Privileges shall be regarded as timely, subject, however, to receipt by the Agent of the duly executed Subscription Certificate within three Business Days (as defined below) after the Expiration Date. For the purposes of the Prospectus and this Agreement, "Business Day" shall mean any day on which trading is conducted on the New York Stock Exchange.

     4.4 Any excess payment to be refunded by the Company to a Stockholder will be mailed by the Agent as soon as practicable after the Expiration Date. The Agent will not issue or deliver certificates for shares of Common Stock subscribed for until payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

5. VALIDITY OF SUBSCRIPTIONS. Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his instructions. Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

6. OVERSUBSCRIPTION. If, after allocation of shares of Common Stock to Stockholders, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the "Remaining Shares") to stockholders who have exercised all of their Basic Subscription Privilege and who have exercised an Oversubscription Privilege. Shares subscribed for pursuant to the Oversubscription Privilege will be allocated in the amounts of such oversubscriptions if remaining sufficient shares are available. If the number of shares for which the Oversubscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Stockholders exercising Oversubscription Privileges based on the number of shares of Common Stock purchased by each of them pursuant

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to the Basic Subscription Privilege. The percentage of Remaining Shares each over-subscribing Stockholder may acquire will be rounded upwards or downwards, as appropriate, to result in delivery of whole shares of Common Stock. The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

7. DELIVERY OF CERTIFICATES. The Agent will deliver (i) certificates representing those shares of Common Stock validly purchased pursuant to exercise of Basic Subscription Privileges as soon as practicable after the Expiration Date and (ii) certificates representing those shares of Common Stock validly purchased pursuant to the exercise of the Oversubscription Privilege as soon as practicable after the Expiration Date and after all allocations under the Basic Subscription Privileges have been effected.

8. HOLDING PROCEEDS OF RIGHTS OFFERING IN ESCROW.

     8.1 All proceeds received by the Agent from Stockholders in respect of the exercise of Rights shall be held by the Agent, on behalf of the Company, in a segregated account (the "Account"). No interest shall accrue to the Company or Stockholders on funds held in the Account pending disbursement in the manner described in Sections 4.4 and 8.2 hereof.

     8.2 The Agent shall distribute to the Company the funds held in the Account as promptly as practicable, but in no event later than ten business days after the Expiration Date.

9. REPORTS. The Agent shall advise by facsimile transmission Howard
Weingrow, the President of the Company (at the facsimile number 212-935-9216), the Company's legal counsel and such other person or persons as the Company may request, daily up to and including the Expiration Date, regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

10. LOSS OR MUTILATION. If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the

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Agent may in its discretion impose (which shall, in the case of a mutilated
Subscription Certificate, include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

11. COMPENSATION FOR SERVICES. The Company agrees to pay to the Agent compensation for its services as such in accordance with its Fee Schedule to act as Agent, set forth hereto as Exhibit A. The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

12. INSTRUCTIONS AND INDEMNIFICATION. The Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions:

     (a) The Agent shall be entitled to rely upon any instructions or directions furnished to it by an appropriate officer of the Company, whether in conformity with the provisions of this Agreement or constituting a modification hereof or a supplement hereto. Without limiting the generality of the foregoing or any other provision of this Agreement, the Agent, in connection with its duties hereunder, shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any instruction or direction from an officer of the Company which conforms to the applicable requirements of this Agreement and which the Agent reasonably believes to be genuine and shall not be liable for any delays, errors or loss of data occurring by reason of circumstances beyond the Agent's control.

     (b) The Agent shall be liable hereunder only for its own negligence or willful misconduct or any actions taken in bad faith. The Company agrees to indemnify the Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Agent in the execution of this Agreement except as a result of the Agent's negligence, willful misconduct or bad faith.

13. CHANGES IN SUBSCRIPTION CERTIFICATE. The Agent may, without the consent or concurrence of the

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Stockholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate, except insofar as any such change may confer additional rights upon the Stockholders.

14. MISCELLANEOUS PROVISIONS.

     14.1 ASSIGNMENT, DELEGATION. Neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

     14.2 SUCCESSORS. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation. The Agent may, without further consent on the part of the Company, subcontract with subcontractors for systems, processing, and telephone and mailing services as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

     14.3 NOTICES. Any notice, statement or demand authorized by this Agreement to be given or made by the Agent or by the Company shall be sufficiently given or made if sent by certified mail, or private courier service, postage prepaid, addressed (until another address is filed in writing by either the Company or the Agent), as follows:

If to the Company:

                           Medis Technologies Ltd.
                           805 Third Avenue
                           New York, New York 10022
                           Attn:  Howard Weingrow, President

With a copy to:

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                           Sonnenschein Nath & Rosenthal
                           1221 Avenue of the Americas
                           New York, New York 10020
                           Attn:  Ira I. Roxland, Esq.
If to the Agent:

                           American Stock Transfer & Trust Company
                           59 Maiden Lane
                           New York, New York 10038
                           Attn: Compliance Department

     14.4 APPLICABLE LAW. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.

     14.5 THIRD PARTY BENEFICIARIES. This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company. Neither Party shall make any commitments with third parties that are binding on the other party without the other party's prior written consent.

     14.6 CONSEQUENTIAL DAMAGES. Neither party to this Agreement shall be liable to the other party for any consequential, indirect, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

     14.7 SEVERABILITY. If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

     14.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     14.9 CAPTIONS. The captions and descriptive headings herein are for the convenience of the parties only. They do not in any way modify, amplify, alter or give full notice of the provisions

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hereof.

     14.10 TERM. This agreement shall remain in effect until either party gives to the other 30 days' written notice to such effect. Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

     14.11 MERGER OF AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers, hereunto dully authorized, as of the day and year first above written.

                                           MEDIS TECHNOLOGIES LTD.



                                           By:  _______________________________
                                                 Name:
                                                 Title:



                                          AMERICAN STOCK TRANSFER
                                           AND TRUST COMPANY



                                          By: _________________________________
                                               Name:
                                               Title:

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                                    EXHIBIT A

                                  FEE SCHEDULE




                                      A-1